Citigroup Global Markets Holdings Inc.
Guaranteed by Citigroup Inc.

Market-Linked Securities Linked to Worst of RTY and SPX

Preliminary Terms

This summary of terms is not complete and should be read with the pricing supplement below

Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlyings:	Russell 2000® Index (ticker: "RTY") and S&P 500® Index (ticker: "SPX")
Pricing date:	March 31, 2023
Valuation date:	March 31, 2028
Maturity date:	April 5, 2028
CUSIP / ISIN:	17331CVK0 / US17331CVK07
Initial underlying value:	For each underlying, its closing value on the pricing date
Final underlying value:	For each underlying, its closing value on the valuation date
Underlying return:	For each underlying, (final underlying value - initial underlying value) / initial underlying value
Worst performer:	The underlying with the lowest underlying return
Payment at Maturity:	You will receive at maturity for each security you then hold: • If the final underlying value of the worst performer is **greater than** its initial underlying value: $1,000 + the return amount • If the final underlying value of the worst performer is **less than or equal** to its initial underlying value: $1,000 + ($1,000 × the underlying return of the worst performer), subject to the maximum loss at maturity **If the worst performer depreciates from its initial underlying value to its final underlying value, you will be exposed to that depreciation up to the maximum loss at maturity. You should not invest in the securities unless you are willing and able to bear the risk of losing up to the maximum loss at maturity.**
Return amount:	$1,000 × the underlying return of the worst performer × the upside participation rate
Maximum loss at maturity:	$100.00 per security (10.00% of the stated principal amount).
Upside participation rate:	At least 107.50% (to be determined on the pricing date)
Stated principal amount:	$1,000 per security
Pricing Supplement:	Preliminary Pricing Supplement dated February 24, 2023

Hypothetical Payment at Maturity


$1,300
$1,200
$1,100
$1,000
$900
$800
$700
Payment at Maturity
A
B
-30.00%
-20.00%
-10.00%
0.00%
10.00%
20.00%
30.00%
Underlying Return
The Worst Performing Underlying Index
The Securities

	Hypothetical Worst Performer Underlying Return	Hypothetical Security Return	Hypothetical Payment at Maturity
	100.00%	107.50%	$2,075.00
	75.00%	80.625%	$1,806.25
	50.00%	53.75%	$1,537.50
B	10.00%	10.75%	$1,107.50
	5.00%	5.375%	$1,053.75
	0.00%	0.00%	$1,000.00
	-3.00%	-3.00%	$970.00
	-5.00%	-5.00%	$950.00
	-10.00%	-10.00%	$900.00
	-20.00%	-10.00%	$900.00
A	-30.00%	-10.00%	$900.00
	-40.00%	-10.00%	$900.00
	-50.00%	-10.00%	$900.00
	-100.00%	-10.00%	$900.00

Selected Risk Considerations • You may not receive any return on your investment in the securities and may lose up to the maximum loss at maturity. You will receive a positive return on your investment in the securities only if the worst performer appreciates from its initial underlying value to its final underlying value. If the final underlying value of the worst performer is less than its initial underlying value, you will lose 1% of the stated principal amount of the securities for every 1% by which its final underlying value is less than its initial underlying value, subject to the maximum loss at maturity. • Although the securities limit your loss to the maximum loss at maturity, you may nevertheless suffer additional losses on your investment in real value terms if the worst performer declines or does not appreciate sufficiently from its initial underlying value to its final underlying value. • The securities do not pay interest. • The securities are subject to heightened risk because they have multiple underlyings . • The securities are subject to the risks of each of the underlyings and will be negatively affected if any one underlying performs poorly. • You will not benefit in any way from the performance of any better performing underlying. • You will be subject to risks relating to the relationship between the underlyings . • You will not receive dividends or have any other rights with respect to the underlyings . • Your payment at maturity depends on the closing value of the worst performer on a single day. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The Russell 2000 ® Index is subject to risks associated with small capitalization stocks. • The issuer and its affiliates may have conflicts of interest with you. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 255302 and 333 - 255302 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.